Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF MARCH 5, 2013,

AMONG

NEUTRAL TANDEM, INC. (d/b/a INTELIQUENT),

as Borrower

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

AND

BANK OF MONTREAL,

as Administrative Agent

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

-ii-

-iii-

-iv-

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D	—	Revolving Note
EXHIBIT E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Assumption
Exhibit H-1	—	Form of U.S. Tax Compliance Certificate
Exhibit H-2	—	Form of U.S. Tax Compliance Certificate
Exhibit H-3	—	Form of U.S. Tax Compliance Certificate
Exhibit H-4	—	Form of U.S. Tax Compliance Certificate
Exhibit I	—	Form of Solvency Certificate
Schedule 2.1	—	Commitments
Schedule 6.2	—	Subsidiaries
Schedule 8.7	—	Existing Indebtedness
Schedule 8.8	—	Existing Liens
Schedule 8.9	—	Investments
Schedule 8.17	—	Transactions with Affiliates
SCHEDULE 8.22	—	Restriction

-v-

CREDIT AGREEMENT

This Credit Agreement is entered into as of March 5, 2013 by and among NEUTRAL TANDEM, INC. (d/b/a INTELIQUENT), a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower (other than Excluded Subsidiaries) from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term “EBITDA” were references to such Acquired Entity or Business and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “EBITDA”.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 10.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means (a) with respect to Base Rate Loans and Reimbursement Obligations, 2.25% per annum, (b) with respect to Eurodollar Loans and L/C Participation Fees, 3.25% per annum, and (c) with respect to the commitment fees payable under Section 3.1(a), 0.50% per annum.

“Application” is defined in Section 2.2(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a).

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.5.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capital Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Consideration” means, in respect of any Disposition by the Borrower or any Subsidiary, (a) cash or Permitted Investments received by it in consideration of such Disposition, (b) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, and

(c) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or one of its Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of the Borrower or one of its Subsidiaries, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Lender or any of its Affiliates that provides any Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, stored value cards, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), but excluding any employee benefit plan of the Borrower and its Subsidiaries and any “person” or “group” acting in its capacity as trustee, agent or fiduciary or administrator of any such plan, at any time of beneficial ownership of Equity Interests representing 35% or more of the aggregate ordinary voting power for the election of directors of the Borrower, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved or have been previously disclosed in writing by the Borrower to the Administrative Agent prior to the Closing Date) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Material Indebtedness of any Loan Party or any Subsidiary of a Loan Party, shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner reasonably acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Security Agreement, substantially in the form specified therein or in a form otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Person together with, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in paragraphs (e), (f), (g), and (m) of Section 7.2 with respect to such Designated Subsidiary;

(b) all Equity Interests in any Subsidiary owned by or on behalf of any Loan Party, other than any Excluded Equity Interests, shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of the Borrower or any of its Subsidiaries that is owing to any Loan Party (or any Person required to become a Loan Party) shall be evidenced by the Intercompany Note, which Intercompany Note shall be required to be pledged to the Administrative Agent pursuant to the Security Agreement, and (ii) except with respect to intercompany Indebtedness, as promptly as practicable, and in any event within 30 days after the Closing Date, all Indebtedness for borrowed money in a principal amount in excess of $2,000,000 (individually) that is owing to any Loan Party (or any Person required to become a Loan Party) shall be evidenced by a promissory note and shall have been pledged pursuant to a supplement to the Security Agreement substantially in the form specified therein or in a form otherwise reasonably acceptable to the Administrative Agent, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted under Section 8.8, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and to the extent applicable in the relevant jurisdiction, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such existing surveys, existing abstracts and existing appraisals and such legal opinions, in each case, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, as to which the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and the Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (d) in no event shall the delivery of landlord lien waivers, estoppels, collateral access letters or any similar agreement or document be required, (e) in no event shall the Collateral include any Excluded Property, (f) in no event shall the Borrower or any Subsidiary be required to deliver any documents or take any perfection steps required or governed by the laws of any non-U.S. jurisdiction, including the delivery of non-U.S. law pledge or charge agreements, non-U.S. law agreements or filings with respect to Intellectual Property or non-U.S. law security assignments or other non-U.S. agreements or filings, and (g) no Mortgages shall be required with respect to leasehold interests in real property. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it and the Borrower reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Without limiting the foregoing, (1) no Mortgages shall be required to be delivered on the Closing Date, and (2) no perfection actions shall be required with respect to (A) motor vehicles and other assets subject to certificates of title or ownership, (B) letter of credit rights with a value (individually) of less than $2,000,000 (except that if such letter of credit right is a “supporting obligation” (as defined in the Uniform Commercial Code), no perfection actions, other than the filing of a financing statement under the Uniform Commercial Code, shall be required) or (C) commercial tort claims with a value (individually) of less than $2,000,000.

“Collateral Documents” means the Security Agreement, the Mortgages, if any, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements, and other documents as shall from time to time secure the Secured Obligations or any part thereof.

“Commitments” means the Revolving Credit Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E or any other form approved by the Administrative Agent (acting reasonably).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term “EBITDA” were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” is defined in Section 8.10.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that requires the payment of any dividend (other than dividends payable solely in Qualified Equity Interests) or that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Revolving Credit Termination Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty/condemnation” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior or concurrent repayment in full of all the Loans and all other Obligations (other than contingent or indemnification obligations not then due) that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period, plus

(a) without duplication and to the extent deducted (and not added back) in determining such Net Income, the sum of

(i) Interest Expense for such period;

(ii) all taxes based on income, profits or losses, including federal, foreign, state and local income and similar taxes (including foreign withholding taxes), paid or accrued during such period;

(iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period, but including amortization of deferred financing fees and costs and amortization of intangibles);

(iv) (A) any unusual or non-recurring charges, severance costs, relocation costs, integration costs and costs related to closure and/or consolidation of facilities, in any such case, for such period in an amount not to exceed $5,000,000 in the aggregate in any Test Period and (B) any extraordinary charges for such period, determined on a consolidated basis in accordance with GAAP;

(v) any Non-Cash Charges for such period;

(vi) any losses attributable to early extinguishment, conversion or cancellation of Indebtedness, obligations under any Hedging Agreement or other derivative instruments in such period;

(vii) losses incurred as a result of Dispositions, closures, disposals or abandonments other than Dispositions, closures, disposals or abandonments in the ordinary course of business;

(viii) in accordance with the definition of Pro Forma Basis, an adjustment equal to the amount, without duplication, included or deducted from “EBITDA”, of any Pro Forma Adjustments; and

(ix) restructuring charges, accruals or reserves and related costs, costs related to the acquisition and transition of the Borrower’s corporate headquarters and settlements and impairments incurred outside the ordinary course of the Borrower’s normal business operations, which, in the case of the items described in this clause (ix), shall not in the aggregate exceed, in any Test Period, $10,000,000;

provided that any cash payment made with respect to any Non-Cash Charges added back in computing EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included (and not deducted) in determining such Net Income, the sum of:

(i) any interest income for such period, determined on a consolidated basis in accordance with GAAP;

(ii) (A) any unusual or non-recurring gains for such period in an amount not to exceed $5,000,000 in the aggregate in any Test Period and (B) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP;

(iii) any gains attributable to the early extinguishment, conversion or cancellation of Indebtedness, obligations under any Hedging Agreement or other derivative instruments in such period;

(iv) non-cash gains for such period; and

(v) gains as a result of Dispositions, closures, disposals or abandonments other than Dispositions, closures, disposals or abandonments in the ordinary course of business;

provided, that any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash gain deducted in computing EBITDA for any prior period pursuant to clause (b)(iv) above (or that would have been deducted in computing EBITDA had this Agreement been in effect during such prior period) shall be added in computing EBITDA for the period in which such cash is received (or netting arrangement becomes effective);

provided, further, that, to the extent included in Net Income, EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management during such period;

(B) any realized or unrealized foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Subsidiaries;

(C) any gains or losses attributable to the mark-to-market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification 815; and

(D) purchase accounting adjustments (including, without limitation, reductions in revenues attributable to the difference between the amount of the Borrower’s deferred revenues upon acquisition and the fair value of such deferred revenues determined under purchase accounting);

provided, further, that EBITDA for any period shall be calculated so as to include (without duplication of any adjustment referred to above or made pursuant to Section 1.3, if applicable) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period in a Material Acquisition to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or asset to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”) for the entire period (including the portion thereof occurring prior to such acquisition) determined on a historical Pro Forma Basis; and

provided, further, that EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above or made pursuant to Section 1.3, if applicable) the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or closed by the Borrower or any Subsidiary during such period in a Material Disposition (each such Person, property, business or asset so sold, transferred or otherwise disposed of or closed, including pursuant to a transaction consummated prior to the Closing Date, a “Sold Entity or Business”) for the entire period (including the portion thereof occurring prior to such sale, transfer, disposition or closure) determined on a historical Pro Forma Basis.

For purposes of this Agreement, EBITDA for the Test Period ended June 30, 2013, shall be deemed to equal the product of (A) EBITDA for the three fiscal quarters ending June 30, 2013 and (B) 1.333.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.2(b)(iii)).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Requirement of Law pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of a Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make a required contribution to a Multiemployer Plan pursuant to Section 431 or 432 of the Code, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.3(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities,” as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 9.1.

“Excluded Equity Interests” means (a) any Equity Interests that consist of Voting Stock of a Subsidiary that is a CFC in excess of 65% of the outstanding Voting Stock of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Secured Obligations is effectively prohibited by any Requirements of Law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (c) Equity Interests in any Person other than wholly owned Subsidiaries to the extent and for so long as not permitted by the terms of such Subsidiary’s organizational documents; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, and (d) any Equity Interest if, to the extent, and for so long as, the Administrative Agent and the Borrower shall have agreed in writing to treat such Equity Interest as an Excluded Equity Interest on account of the cost of pledging such Equity Interest hereunder (taking into account any adverse tax consequences to the Borrower and the Subsidiaries (including the imposition of withholding or other material taxes)), being excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Property” means (a) any fee-owned real property with a fair market value (calculated as of the date of acquisition or, in the case of any real property owned on the Closing Date, as of the Closing Date) of less than $1,000,000, (b) any leased real property, (c) any lease of property other than real property to the extent that a grant of a security interest therein would violate or invalidate such lease and the consent to the granting of such security interest cannot, after use of commercially reasonable efforts by the Borrower (which efforts shall not require the Borrower to pay any fee), be obtained, (d) any Excluded Equity Interests, (e) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is effectively prohibited by any Requirements of Law, (f) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (g) any governmental licenses or state or local franchises, charters and authorizations, if, to the extent, and for so long as, the grant of a security interest in any such licenses, franchises, charters or authorizations would be prohibited or restricted by such license, franchise, charter or authorization, (h) any trademark application filed in the United States Patent and Trademark Office on the basis of an “intent-to-use” such trademark, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §§1051, et seq.), if, to the extent, and for so long as, granting a security interest or other lien in such trademark application prior to such filing could reasonably be expected to adversely affect the enforceability or validity of such trademark application, and (i) in each case if the contract or other agreement pursuant to which such Lien is granted or created (or the documentation providing for such Indebtedness) effectively prohibits the creation of any other Lien on such property, any property subject to a Lien permitted by clauses (iv), (v), (ix) and (xx) of Section 8.8(a).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower, (b) any Subsidiary that is a CFC, (c) any Subsidiary substantially all of the assets of which consist of equity of one or more CFCs, (d) any Subsidiary that is prohibited by any Requirement of Law from guaranteeing the Secured Obligations, (e) any Subsidiary that is prohibited by any contractual obligation existing on the Closing Date or on the date such Subsidiary is acquired from guaranteeing the Secured Obligations, and (f) any Subsidiary (i) the

aggregate amount of total assets of which equal less than 2.5% of the consolidated total assets of the Borrower (excluding the assets of the Foreign Subsidiaries) or (ii) the aggregate amount of gross revenues of which equal less than 2.5% of the consolidated gross revenues of the Borrower (excluding the gross revenues of the Foreign Subsidiaries), in each case as of the end of or for each Test Period during the term of this Agreement; provided that if at the end of or for any Test Period during the term of this Agreement, the combined aggregate amount of total assets or combined aggregate amount of gross revenues of all Subsidiaries that under clauses (f), (i) and (f)(ii) above would constitute Excluded Subsidiaries shall have exceeded 5% of the consolidated total assets of the Borrower (excluding the assets of the Foreign Subsidiaries) or 5% of the consolidated gross revenues of the Borrower (excluding the gross revenues of the Foreign Subsidiaries), then one or more of such Excluded Subsidiaries shall for all purposes of this Agreement be deemed to cease to be Excluded Subsidiaries in descending order based on the amounts of their total assets or gross revenues, as the case may be, until such excess shall have been eliminated; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as it is a wholly owned Subsidiary of the Borrower and none of clauses (b) through (f) above apply to it.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 2.3(a).

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance reasonably acceptable to the Administrative Agent.

“Guarantors” means and includes each Subsidiary of the Borrower other than an Excluded Subsidiary, and Borrower, in its capacity as a guarantor of the Secured Obligations of another Loan Party.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of any Loan Party to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement as such Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, the Hedging Liability of any Loan Party guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable and trade payables incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (in each case after giving effect to any prior reductions or drawings which may have been reimbursed), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Note” means each subordinated intercompany note executed by the Borrower or any Subsidiary and payable to the Borrower or any Subsidiary in such form approved by the Administrative Agent (acting reasonably).

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period and (b) with respect to any Base Rate Loan, the last day of each March, June, September and December and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, one (1), two (2), three (3), six (6) (or, if agreed to by each Lender, nine (9) or twelve (12)) months thereafter; provided, however, that:

(i) no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment” means, as to any Person, any investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (other than the extension of trade credit in the ordinary course of business), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business, product line or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by the Borrower) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 8.9, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” means any Indebtedness that (a) is subordinated in right of payment to the Obligations or (b) is secured by a Lien on Collateral that ranks junior to the Lien on such Collateral securing the Secured Obligations.

“Junior Lien Intercreditor Agreement” means an Intercreditor Agreement reasonably satisfactory to the Administrative Agent and the Borrower relating to any Junior Financing permitted by Section 8.7.

“L/C Issuer” means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, or such other Lender requested by the Borrower (with such Lender’s consent) and approved by the Administrative Agent in its reasonable discretion, in each case together with its successors in such capacity as provided in Section 2.2(h). Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such L/C Issuer shall, or shall cause such Affiliate to, comply with the requirements of Section 2.2 with respect to such Letters of Credit).

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 3.1(b).

“L/C Sublimit” means $7,500,000, as reduced or otherwise amended pursuant to the terms hereof.

“Lenders” means and includes the Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” is defined in Section 4.7.

“Letter of Credit” is defined in Section 2.2(a).

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Lien” means (a) any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, (b) the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. In no event shall an operating lease be deemed to be a Lien.

“Loan” means any Revolving Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents and the Guaranty Agreements.

“Loan Party” means the Borrower and each of the Guarantors.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000; it being understood that in any event the Prior Disclosed Acquisition shall constitute a Material Acquisition.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Borrower or of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all of the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000; it being understood that in any event the Prior Disclosed Disposition shall constitute a Material Disposition.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto.

“Mortgages” means, collectively, each mortgage or deed of trust delivered to the Administrative Agent pursuant to the Collateral and Guarantee Requirement, as the same may be amended, modified, supplemented or restated from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with reference to any period, the net income (or net loss) attributable to the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) (i) any net income (or net loss) for such period of any Person that is accounted for by the equity method of accounting and (ii) the net income (or net loss) of any Person (other than the Borrower) that is not a Subsidiary, in the case of each of clauses (a)(i) and (ii), except that Net Income of the Borrower shall be increased by the amount (not in excess of such excluded income of such Person) of cash dividends or cash distributions or other payments that are actually paid by such Person in cash or Permitted Investments (or other property to the extent converted into cash or Permitted Investments) to the Borrower or, subject to clause (b) below, any other Subsidiary during such period, and (b) the net income of any Subsidiary (other than the Borrower or any Subsidiary of the Borrower (other than an Excluded Subsidiary)) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted by the operation of the terms of the organizational documents or similar shareholder or joint venture agreement of such Subsidiary, unless such restriction with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived.

“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable and (d) the non-cash impact of accounting changes or restatements.

“Non-Compliant Subsidiary” has the meaning set forth in the definition of the term “Permitted Acquisition”.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.3 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” each is defined in Section 2.9.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Sanctions Programs” means all Requirements of Law and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal Requirements of Law or Executive Orders, and any similar Requirements of Law adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11).

“Pari Passu Intercreditor Agreement” means an Intercreditor Agreement reasonably acceptable to the Administrative Agent and the Borrower relating to Permitted Secured Indebtedness.

“Participant” has the meaning assigned to such term in clause (d) of Section 13.2.

“Participant Register” has the meaning specified in clause (d) of Section 13.2.

“Participating Interest” is defined in Section 2.2(e).

“Participating Lender” is defined in Section 2.2(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or expired, the percentage of the total Revolving Credit Exposure then outstanding held by such Lender.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrower to the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of the Equity Interests in, or all or substantially all the assets of (or assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person shall be or become a Subsidiary of the Borrower and such Subsidiary and each subsidiary of such Person (collectively, the “Acquired Person”), to the extent required by, and within the time period set forth in, Section 8.19, shall become a Loan Party or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Subsidiary and, to the extent required by the Collateral and Guarantee Requirement, shall become Collateral; provided that (i) all transactions related thereto are consummated in all material respects in accordance with all Requirements of Law, (ii) the business of such Person, or such assets, as the case may be, constitute a business that complies with Section 8.20(b), (iii) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in Section 8.19 shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (iv) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing or would result therefrom, (v) immediately after giving effect to such purchase or other acquisition, the Borrower shall be in compliance with the covenant set forth in Section 8.25 on a Pro Forma Basis for the most recent Test Period completed on or prior to such time for which financial statements shall have been delivered pursuant to Section 8.5(a) or (b), and (vi) with respect to any Permitted Acquisition that would constitute a Material Acquisition, the Borrower shall have delivered to the Administrative Agent

(A) a certificate of a Financial Officer of the Borrower certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (v) above and (B) if available, the financial statements of the Acquired Person for up to each of the three (3) fiscal years most recently ended. Notwithstanding the foregoing, a Permitted Acquisition may include the direct or indirect acquisition of Non-Compliant Subsidiaries or Assets if and only to the extent that the aggregate amount of consideration relating to all such Permitted Acquisitions made or directly or indirectly provided by any Loan Party to purchase or acquire any Non-Compliant Subsidiary or Assets and that is allocable to the purchase or acquisition of such Non-Compliant Subsidiaries or Assets (determined in accordance with GAAP and excluding amounts referred to in the proviso to this sentence), when combined with the aggregate amount of any Investments in Subsidiaries that are not Loan Parties made pursuant to Section 8.9(c)(iii) (other than pursuant to the proviso thereto) does not exceed $15,000,000. For purposes of this definition, “Non-Compliant Subsidiary or Asset” means (A) any Subsidiary acquired pursuant to a Permitted Acquisition that will not become a Loan Party in accordance with the requirements of clause (a) of this definition or (B) any assets acquired pursuant to a Permitted Acquisition that will not be owned by a Loan Party after giving effect to such Permitted Acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 8.3;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 8.3;

(c) Liens incurred or pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, Environmental Laws or similar legislation, (ii) to secure liabilities to insurance carriers under insurance or self-insurance arrangements in respect of obligations of the type set forth described in clause (i) above or (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, government contracts, trade contracts (other than for Indebtedness) and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under Section 9.1;

(g) easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected real property of the Borrower and its Subsidiaries, when taken as a whole, or interfere in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole and to the extent reasonably agreed by the Administrative Agent, any other exception on the title policy issued in connection with any Mortgaged Property;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries;

(j) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(k) Liens that are contractual rights of set-off;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit; and

(n) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of business of the Borrower and the Subsidiaries, taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clause (c) above securing obligations under letters of credit or bank guarantees.

“Permitted Investments” means:

(a) U.S. Dollars and, with respect to any Foreign Subsidiary, local currencies held by such Foreign Subsidiary;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c) securities issued by any state or commonwealth of the United States of America or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within one year from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b), (c) and (e) above and entered into with a financial institution satisfying the criteria described in clause (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least A-1 by S&P or P-1 by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(h) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Non-Loan Party Indebtedness” means Indebtedness incurred or issued by any Subsidiary that is not a Loan Party that (i) except with respect to Indebtedness incurred or issued by any Foreign Subsidiary that is not a Loan Party, is not revolving in nature, (ii) is not secured by any Collateral, and (iii) is not Guaranteed by any Loan Party.

“Permitted Secured Indebtedness” means Indebtedness incurred or issued by a Loan Party that (i) is not revolving in nature, (ii) is secured by the Collateral on a basis that ranks equal in priority with, or junior in priority to, the Obligations, (iii) does not mature earlier than 91 days after the Revolving Credit Termination Date, (iv) is not guaranteed by any Subsidiary that is not a Loan Party, (v) is not secured by any collateral other than the Collateral, and (vi) is subject to a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable. The Obligations are not included in “Permitted Secured Indebtedness”.

“Permitted Unsecured Indebtedness” means Indebtedness incurred or issued by a Loan Party that (i) is not revolving in nature, (ii) is not secured by any collateral (including the Collateral), (iii) does not mature earlier than 91 days after the Revolving Credit Termination Date, and (iv) is not guaranteed by any Subsidiary that is not a Loan Party.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA (other than a Multiemployer Plan) or subject to the minimum funding standards under Section 412 of the Code that is maintained by the Borrower or an ERISA Affiliate of the Borrower.

“Post-Acquisition Period” means, with respect to any Material Acquisition or any Material Disposition, the period beginning on the date such transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Premises” means the real property owned or leased by any Loan Party or any Subsidiary of a Loan Party.

“Prior Disclosed Acquisitions” means any proposed acquisitions that have been previously disclosed in writing by the Borrower to the Administrative Agent prior to the Closing Date. Any Prior Disclosed Acquisition shall be deemed to be a Material Acquisition and a Permitted Acquisition.

“Prior Disclosed Dispositions” means any proposed dispositions that have been previously disclosed in writing by the Borrower to the Administrative Agent prior to the Closing Date. Any Prior Disclosed Disposition shall be deemed to be a Material Disposition.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period for a Material Acquisition, with respect to the Acquired EBITDA of the Acquired Entity or Business acquired in such Material Acquisition or the EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such EBITDA of the Borrower, as the case may be (including the portion thereof attributable to any assets (including Equity Interests) acquired) projected by the Borrower in good faith as a result of (a) actions taken prior to or during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or synergies (including revenue synergies and cost saving synergies) or (b) any additional costs incurred prior to or during such Post-Acquisition Period, in each case in connection with the combination of the operations of the assets acquired with the operations of the Borrower and the Subsidiaries; provided that, so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, the cost savings and synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, to be realizable during the entirety, or, in the case of, additional costs, as applicable, to be incurred during the entirety of such Test Period, provided further that any such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of the Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement or repayment of Indebtedness, (iii) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have accrued an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of EBITDA and give effect to events and synergies (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Original Indebtedness (or previous refinancing thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of any such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses incurred, in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (b) if the Indebtedness being Refinanced is Indebtedness permitted by Section 8.7(a)(i), (ii) or (iii), the direct and contingent obligors with respect to such Refinancing Indebtedness are not changed, (c) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 8.7(a)(iii), such Refinancing Indebtedness (i) shall have a final maturity date equal to or later than the final maturity date of the Original Indebtedness and the final maturity date of such Refinancing Indebtedness shall not be subject to any conditions that could result in such final maturity date occurring on a date that precedes the final maturity date of such Original Indebtedness (except to the extent that any such conditions existed in the terms of the Original Indebtedness) and (ii) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control (or similar event, however denominated), an asset sale or a casualty or condemnation event or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (A) the maturity of such Original Indebtedness and (B) 91 days after the Revolving Credit Termination Date, (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent, and (e) if the Original Indebtedness being Refinanced is Indebtedness permitted by Section 8.7(a)(i), (ii) or (iii), the terms and conditions of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Original Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Representative of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to such Refinancing, together with a reasonably detailed description of the material terms and conditions of such proposed Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Reimbursement Obligation” is defined in Section 2.2(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Administrative Agent on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto or in the Assignment and Assumption pursuant to which such Lender has assumed its commitment, in each case and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $15,000,000 on the Closing Date.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Termination Date” means March 5, 2016 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Sections 2.10, 9.2 or 9.3.

“Revolving Facility” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.1 and 2.2.

“Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.9.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“S&P” means Standard & Poor’s Financial Services LLC.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means the Obligations, Hedging Liability, and Cash Management Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, the Secured Obligations of any Loan Party Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Security Agreement” means that certain Collateral Agreement dated the date of this Agreement among the Loan Parties and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Sold Entity or Business” has the meaning set forth in the definition of the term “EBITDA”.

“Solvent” means, with respect to any Person, that (a) the Fair Value and Present Fair Salable Value of the assets of such Person taken as a whole exceeds its Stated Liabilities and Identified Contingent Liabilities, (b) such Person does not have Unreasonably Small Capital, and (c) such Person will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature (with the terms “Fair Value”, “Present Fair Salable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” and “do not have Unreasonably Small Capital” having the meanings as defined in Exhibit I).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been, or were required to be, delivered pursuant to Section 8.5(a) or (b).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Funded Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of indebtedness for borrowed money, Reimbursement Obligations, Capital Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments plus the aggregate face amount of all outstanding standby letters of credit issued for the account of the Borrower or any of its Subsidiaries minus (b) all Unrestricted Cash; provided that when calculating compliance with Section 8.25 under this Agreement solely for the purpose of complying with Sections 8.7(ii), (vi), (vii), 8.9(o), and 8.13, Total Funded Debt shall be calculated without giving effect to clause (b) above.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such Test Period most recently ended on or prior to such date of determination to (b) EBITDA of the Borrower and its Subsidiaries for such Test Period.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“United States” and “U.S.” means the United States of America.

“Unrestricted Cash” means, as of any date, unrestricted cash and cash equivalents owned by a Loan Party then maintained by a Loan Party in one or more accounts located in the United States and that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrower or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Subsidiary (other than to secure the Secured Obligations) or (b) otherwise segregated from the general assets of the Borrower and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Subsidiary (other than to secure the Secured Obligations). For the avoidance of doubt, “Unrestricted Cash” shall exclude, on each occasion when the amount of Unrestricted Cash is to be determined in respect of any transaction, the amount of the proceeds of any Indebtedness then being issued or any cash or cash equivalents to be received or to be used in such transaction.

“U.S. Dollars” and “$” each means the lawful currency of the United States.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 4.1.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the

Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on the Closing Date.

Section 1.4. Pro Forma Calculations. For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Material Acquisition or Material Disposition occurs, Acquired EBITDA, EBITDA, Disposed EBITDA and the Total Leverage Ratio shall be calculated with respect to such period and with respect to such Material Acquisition or Material Disposition on a Pro Forma Basis (in the case of Acquired EBITDA, EBITDA and Disposed EBITDA, without duplication of any adjustments made pursuant to the definition of the term “EBITDA”).

Section 1.5. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, unless the context otherwise requires.

Section 1.6. Exchange Rate Calculations. Where the permissibility of a transaction depends upon compliance with, or is determined by reference to, amounts stated in U.S. Dollars, any amount stated in another currency shall be translated to U.S. Dollars at the applicable exchange rate then in effect and the permissibility of actions taken under Section 8 shall not be affected by subsequent fluctuations in exchange rates. For purposes of Sections 8.25, amounts in currencies other than U.S. Dollars shall be translated to U.S. Dollars at the exchange rate used in preparing the most recently delivered financial statements.

SECTION 2.	THE FACILITIES.

Section 2.1. Revolving Facility. (a) Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, Letters of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or ten (10) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). The Borrower agrees that if on the Revolving Credit Termination Date any Letters of Credit remain outstanding the Borrower shall then deliver to the Administrative Agent, without notice or demand, Cash Collateral in an amount equal to 103% of the aggregate amount of each Letter of Credit then outstanding (which shall be held by the Administrative Agent pursuant to the terms of Section 9.4). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid and notice of such payment is provided by the Borrower from the L/C Issuer, except as otherwise provided for in Section 2.5(c), the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 and the other terms of this Section.

(c) The Reimbursement Obligations. Subject to Section 2.2(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been notified in writing of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the Business Day, following the date such notification is given in writing to the Borrower, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(e) below.

(d) Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable law) suffered by the Borrower or any Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating

Lenders to the L/C Issuer under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this subsection (f) and all other parts of this Section shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer, and the successor L/C Issuer and/or a new L/C Issuer may be appointed without replacing any existing L/C Issuer by written agreement among the Borrower, the Administrative Agent and the new L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement or addition of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement or addition (i) the successor or new, as applicable, L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor, the new L/C Issuer or to any previous L/C Issuer, or to such successor, the new L/C Issuer and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or 365/366 days, if the Base Rate is determined by virtue of clause (a) of the definition of Base Rate) and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.4. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than six (6) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 2.5. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.4, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.6(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Facility on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent and the Borrower shall otherwise agree). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 4.5 so that the Borrower will have no liability under such Section with respect to such payment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6. Maturity of Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.7. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 2.1(b) and 2.4 remains outstanding) upon not less than three (3) Business Days prior notice by the Borrower to the Administrative Agent in the case of any prepayment of a Borrowing of Eurodollar Loans and notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment in the case of a Borrowing of Base Rate Loans (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid.

(b) Mandatory. (i) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, if necessary, prepay the Revolving Loans, and prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(c) Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.8. Default Rate. Notwithstanding anything to the contrary contained herein, if any principal of, or interest on, any Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such overdue amounts at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest then in effect thereon until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.2 with respect to such Reimbursement Obligation; and

(d) for any other amount owing hereunder not covered by clauses (a) through (c) above, the sum of 2% plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.9. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit D (referred to herein as a “Revolving Note”) (the Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.2) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.2, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.10. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(c) Any termination of the Commitments pursuant to this Section may not be reinstated.

Section 2.11. Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.7, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.12. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such

Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Obligations, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in the waterfall above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) unless Cash Collateralized, pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 2.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto; it being understood that to the extent that either of the actions specified in clauses (a)(iv) or (a)(v) have been taken, the L/C Issuer will be deemed satisfied.

Section 2.13. Cash Collateral for Fronting Exposure. At any time that there shall exist a Defaulting Lender after giving effect to Section 2.12(a)(iv), within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, unless the Person providing Cash Collateral and each L/C Issuer agrees that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, such Cash Collateral shall be immediately returned to such Person.

SECTION 3.	FEES.

Section 3.1. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) times the daily amount by which the aggregate Revolving Credit Commitments exceeds the principal amount of Revolving Loans and L/C Obligations then outstanding. Such commitment fee shall be payable semiannually in arrears on the last day of each June and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% per annum of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

SECTION 4.	TAXES; CHANGE IN CIRCUMSTANCES, INCREASED COSTS, AND FUNDING INDEMNITY.

Section 4.1. Taxes. (a) Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

On or prior to the Closing Date, the Administrative Agent shall deliver to the Borrower executed originals of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments. The Administrative Agent agrees that if such IRS Form W-8IMY previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.2. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 4.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 4.4. Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than one-hundred eighty (180) days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notwithstanding the foregoing, no Lender or L/C Issuer shall be entitled to seek compensation under this Section 4.4 based on the occurrence of a Change in Law arising solely from (x) the Dodd Frank Wall Street Reform and Consumer Protection Act or any requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or (y) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, unless such Lender or L/C Issuer is generally seeking compensation from other borrowers in the U.S. loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 4.4.

Section 4.5. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 2.5(a) or 2.1(b),

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 4.6. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 4.7. Lending Offices; Mitigation Obligations. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 5.	PLACE AND APPLICATION OF PAYMENTS.

Section 5.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Section 5.2. Non-Business Days. Subject to the provisions in the definition of “Interest Period,” if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 5.3. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. Each Loan Party is duly organized, validly existing, and in good standing as a corporation, limited liability company, or partnership, as applicable, under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries and Joint Ventures. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies, the jurisdiction of organization, the percentage of issued and outstanding shares of each class of Equity Interests owned by any Loan Party and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of Equity Interests and the number of shares of each class issued and outstanding, as applicable, in (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Excluded Subsidiary. As of the Closing Date, all of the outstanding Equity Interests of each Subsidiary are validly issued and outstanding and, to the extent such concept is relevant for such Subsidiaries, fully paid and nonassessable and all such Equity Interests indicated on Schedule 6.2 as owned by the relevant Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or such Subsidiary free and clear of all Liens other than the Liens permitted by Section 8.8. As of the Closing Date, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for (in the case of the Borrower), to guarantee the Secured Obligations (in the case of each Guarantor), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Loan Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any material law or any material judgment, injunction, order or decree binding upon any Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of their respective Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Facility for its general corporate purposes, including for working capital purposes, and for such other legal and proper purposes as are consistent with all applicable laws. No Loan Party nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the value of the assets of the Loan Parties and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2011, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2012, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 9 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis, subject to changes resulting from audit, normal year-end audit adjustments and the absence of certain footnotes. Neither the Borrower nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5.

Section 6.6. No Material Adverse Change. Except as otherwise disclosed by the Borrower prior to the Closing Date in its public filings made with the SEC, since September 30, 2012, there has been no event or condition, that has occurred except those occurring in the ordinary course of business that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.7. Full Disclosure. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole, and excluding any information of a general economic or industry nature, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, (iii) no assurance can be given by the Borrower that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material).

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and each Subsidiary owns or has the right to use, all patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases and other Intellectual Property that is necessary for the conduct of its business as currently conducted, except to the extent any such failure to own or have the right to use such patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases and other Intellectual Property, in each case, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this representation shall not be construed as a representation of non-infringement of Intellectual Property, which is addressed in the next sentence of this Section 6.8. To the knowledge of the Borrower and the Subsidiaries, no patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases or other Intellectual Property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Borrower’s public filings, no claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases or other Intellectual Property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, each patent, trademark, copyright, license, technology, software, domain name, confidential proprietary database or other Intellectual Property that, individually or in the aggregate, is material to the business of the Borrower and the Subsidiaries (or to the business of the Borrower and the Domestic Subsidiaries) is owned by or licensed to or otherwise granted a right to use to the Borrower or another Loan Party.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened, which, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval except to the extent that any such revocation or denial could not individually or in the aggregate for all such revocations or denials reasonably be expected to result in a Material Adverse Effect.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold or other property interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title, leasehold interest, easement, license or other limited property interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and subject to no Liens other than such thereof as are permitted by Section 8.8.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Subsidiary of a Loan Party or any of their respective Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All Tax returns required to be filed by any Loan Party or any Subsidiary of a Loan Party in any jurisdiction have, in fact, been filed, and all Taxes upon any Loan Party or any Subsidiary of a Loan Party or upon any of their respective Property, income or franchises have been paid, except such Taxes, if any, (i) as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or (ii) the failure to file or pay of which could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. No Loan Party knows of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for Taxes on the books of each Loan Party and each of its Subsidiaries have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for (i) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) filings which are necessary to perfect the security interests under the Collateral Documents.

Section 6.14. [Reserved].

Section 6.15. Investment Company. No Loan Party or any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws and, in each case, the regulations thereunder, (ii) no Plan has failed to satisfy its “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. The present value of all accumulated benefit obligations under each Plan (in each case based on the assumptions used for purposes of Accounting Standards Codification Topic 715), did not, individually or in the aggregate, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of each Plan or of all underfunded Plans (as applicable) by an amount that, if required to be paid as of such date by the Borrower or its ERISA Affiliates, could reasonably be expected to result in a Material Adverse Effect.

Section 6.17. Compliance with Laws. (a) The Loan Parties and their Subsidiaries are in compliance with the Requirements of Law applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties represent and warrant that: (i) the Loan Parties and their Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Loan Parties and their Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Loan Parties and their Subsidiaries have not, and no Loan Party has knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of each Loan Party, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Loan Parties and their Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Loan Parties and their Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Loan Parties and their Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving any Loan Party or any Subsidiary of a Loan Party or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against any Loan Party or any Subsidiary of a Loan Party or such Premises; (viii) none of the Premises are subject to any, and no Loan Party has knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. Anti-Terrorism Laws. (a) No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is, to its knowledge, otherwise associated with any such person in any manner violative in any material respect of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to any material limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.19. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of a Loan Party pending or, to the knowledge of any Loan Party, threatened, that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, there are no collective bargaining agreements in effect between any Loan Party or any Subsidiary of a Loan Party and any labor union. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries have remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance, and pension plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Lien against any of its Property, except for Liens permitted by Section 8.8.

Section 6.20. Other Agreements. No Loan Party nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property (other than any such indenture or agreement relating to Indebtedness), which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.21. Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Agreement and the other Loan Documents to occur on the Closing Date, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

Section 6.22. No Default. No Default has occurred and is continuing.

SECTION 7.	CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

(b) no Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to such extension of credit the aggregate principal amount of all Revolving Loans and L/C Obligations outstanding under this Agreement shall not exceed the Revolving Credit Commitments; and

(d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 3.1.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) and (b) of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Facility, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors, the L/C Issuer, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.8;

(c) the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received an updated Perfection Certificate dated the Closing Date and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby;

(d) the Administrative Agent shall have received evidence of insurance required to be maintained pursuant to Section 8.4 hereof and satisfying the requirements of such Section;

(e) the Administrative Agent shall have received copies of each Loan Party’s articles of incorporation, limited liability company agreements and bylaws (or comparable organizational documents) to the extent applicable and available and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(f) the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(g) the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization;

(h) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(i) the Administrative Agent shall have received a certificate as to the Borrower’s Designated Disbursement Account;

(j) the Administrative Agent shall have received the initial fees as agreed between the Borrower and the Administrative Agent;

(k) each Lender shall have received a certificate from a Responsible Officer of the Borrower certifying as to the Solvency of the Loan Parties and their Subsidiaries, taken as a whole as of the Closing Date after giving effect to the initial Credit Event and the transactions contemplated hereby and payment of all costs and expenses in connection therewith;

(l) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against each Loan Party and its Property evidencing the absence of Liens thereon except as permitted by Section 8.8;

(m) the Administrative Agent shall have received the favorable written opinion of counsel to each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent; and

(n) each of the Lenders shall have received, if requested by such Lenders sufficiently in advance of the Closing Date, all documentation and other information reasonably requested by any such Lender and required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.24; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower and each other Loan Party.

SECTION 8.	COVENANTS.

Each Loan Party agrees that, so long as any Commitment hereunder is available or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.3:

Section 8.1. Existence; Conduct of Business. (a) The Borrower and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of each of clauses (i) and (ii), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.21 or any Disposition permitted by Section 8.10.

(b) The Borrower and each Subsidiary will take all actions reasonably necessary in its reasonable business judgment to protect all material patents, trademarks, copyrights, licenses, technology, software, domain names and other Intellectual Property necessary to the conduct of its business, including (i) protecting the secrecy and confidentiality of the material confidential information and trade secrets of the Borrower or such Subsidiary, (ii) taking all actions reasonably necessary to ensure that none of the material trade secrets of the Borrower or such Subsidiary shall fall into the public domain and (iii) protecting the secrecy and confidentiality of the material source code of all computer software programs and applications owned by the Borrower or such Subsidiary, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.3. Payment of Obligations. The Borrower and each Subsidiary will pay its obligations (other than obligations with respect to Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) the validity or amount of such obligation is being contested in good faith by appropriate proceedings and the Borrower or Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP.

Section 8.4. Insurance. The Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies (as determined in good faith by the Borrower), insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (as determined in good faith by the Borrower). On and after the Closing Date, each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy, name the Lenders and the Administrative Agent, as additional insureds thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as the additional loss payee thereunder. On and after the Closing Date, the Borrower shall use commercially reasonable efforts to ensure that each such policy provides for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

Section 8.5. Financial Reports. The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain proper books of records and accounts reasonably necessary to prepare financial statements required to be delivered pursuant to this Section 8.5 in accordance with GAAP and shall furnish to the Administrative Agent and each Lender:

(a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of certain footnotes;

(b) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification and without any qualification as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if any Loans are outstanding under this Agreement on the last day of the relevant fiscal period, setting forth reasonably detailed calculations demonstrating compliance with the covenant set forth in Section 8.25 for the most recent Test Period ended on or prior to the last day of the fiscal period covered by such financial statements, (iii) stating whether any change in GAAP or in the application thereof (that could reasonably be expected to affect, in any material respect, any financial calculations or ratios required to be determined under this Agreement) has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 6.5) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, (iv) certifying that all notices required to be provided under Sections 8.19 and 8.23 have been provided, (v) specifying any change in the identity of the Guarantors, Subsidiaries, and Excluded Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Guarantors, Subsidiaries, and Excluded Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, which shall be deemed to amend Schedule 6.2 hereto to reflect such information, (vi) setting forth a complete and correct schedule, in the form of Schedule III to the Security Agreement, of all material Intellectual Property owned by each Loan Party, including all applications filed by such Loan Party, either itself or through any agent, employee, licensee or designee on behalf of such Loan Party for the registration of any Patent, Trademark or Copyright (each as defined in the Security Agreement) with the United States Patent and Trademark Office or the United States Copyright Office in existence on the date thereof and not theretofore disclosed to the Administrative Agent on Schedule III to the Security Agreement, as supplemented from time to time in accordance herewith.

(d) on and after the Closing Date and concurrently with each delivery of financial statements under clause (a) above, a certificate of an Authorized Representative or a Financial Officer of the Borrower confirming that, since the date of the Perfection Certificate delivered on the Closing Date, as supplemented by the certificates delivered pursuant to this Section 8.5(d), there has been no change in the information set forth in Schedule 1 therein or identifying all such changes in the information set forth therein;

(e) on and after the Closing Date and not later than five (5) days after any delivery of financial statements under paragraph (a) above and so long as any Loan Party had any Loans outstanding under this Agreement on the last day of the relevant fiscal period, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to Section 8.25 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) [reserved];

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(h) [reserved];

(i) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, or with the USA PATRIOT Act, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request subject to Sections 8.6 and 13.20;

(j) the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(k) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(l) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(m) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered pursuant to clauses (j) through (m) of this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Information required to be delivered pursuant to clause (a), (b) or (g) of this Section or referred to in Section 6.5 shall be deemed to have been delivered or furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent (acting reasonably).

Section 8.6. Books and Records; Inspection and Audit Rights. The Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries that are in all material respects in accordance with GAAP and applicable law. The Borrower and each Subsidiary will permit the Administrative Agent (and Lenders acting in conjunction with the Administrative Agent) and any agent designated by any of the foregoing, upon reasonable prior notice during regular business hours (in each case to the extent it is within the Borrower’s or such Subsidiary’s, as applicable, control to so permit), (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested provided that (a) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein and (b) unless an Event of Default shall have occurred and be continuing, the Lenders, coordinating through the Administrative Agent, shall exercise such rights only once during any calendar year, at the Borrower’s expense. Notwithstanding anything to the contrary in this Section or in Section 8.5(i), none of the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 8.7. Indebtedness; Certain Equity Securities. (a) None of the Borrower or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Permitted Secured Indebtedness and Permitted Unsecured Indebtedness; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the incurrence of such Permitted Secured Indebtedness or Permitted Unsecured Indebtedness, the Borrower shall be in compliance with the covenant set forth in Section 8.25 on a Pro Forma Basis for the most recent Test Period ended on or prior to such date of incurrence and any Refinancing Indebtedness in respect of any of the foregoing (provided that any such Refinancing Indebtedness shall also satisfy the requirements set forth in the definition of the term “Permitted Secured Indebtedness” or “Permitted Unsecured Indebtedness,” as applicable).

(iii) Indebtedness existing on the Closing Date and set forth on Schedule 8.7 and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of (A) any Subsidiary to the Borrower or any other Subsidiary; provided that any such Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and shall be evidenced by an Intercompany Note, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (C) to the extent permitted by Section 8.9, any Subsidiary that is not a Loan Party owing to any Loan Party; provided that any such Indebtedness shall be evidenced by an Intercompany Note;

(v) Guarantees incurred in compliance with Section 8.9;

(vi) Indebtedness (including Capital Lease Obligations) of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement, expansion or improvement of any fixed or capital assets; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement, expansion or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing, repairing, replacing, expanding or improving such fixed or capital assets (it being understood that property subject to a Capital Lease Obligation not entered into as part of a Sale/Leaseback Transaction will be deemed acquired at the time such Capital Lease Obligation becomes effective) or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that (I) no Event of Default shall have occurred and be continuing or would result therefrom and (II) after giving effect to the incurrence of such Indebtedness or Refinancing Indebtedness, the Borrower shall be in compliance with the covenant set forth in Section 8.25 on a Pro Forma Basis for the most recent Test Period ended on or prior to such date of incurrence;

(vii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (B) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing, (C) no Event of Default shall have occurred and be continuing or would result therefrom, and (D) after giving effect to the incurrence of such Indebtedness or Refinancing Indebtedness, the Borrower shall be in compliance with the covenant set forth in Section 8.25 on a Pro Forma Basis for the most recent Test Period ended on or prior to such date of incurrence;

(viii) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business; provided that such Indebtedness (other than with respect to credit or purchase cards) shall be repaid in full within ten (10) Business Days of the incurrence thereof;

(ix) Indebtedness in respect of (A) letters of credit, bankers’ acceptances, bank guarantees or similar instruments or facilities issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(x) Indebtedness of the Borrower or any Subsidiary in the form of indemnifications, purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 8.9;

(xi) Permitted Non-Loan Party Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(xii) unsecured Indebtedness in respect of (A) obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (B) intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xiii) obligations of the Borrower or any Subsidiary to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(xiv) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower, in each case to the extent permitted by Section 8.13;

(xv) other Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(xvi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xv) above.

(b) The Borrower will not permit any Subsidiary to issue any preferred Equity Interests, except preferred Equity Interests issued to and held by the Borrower or any other Subsidiary (and, in the case of any preferred Equity Interests issued by any Subsidiary that is a Loan Party, such preferred Equity Interests shall be held by the Borrower or a Loan Party).

Section 8.8. Liens. (a) None of the Borrower or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 8.8; provided that (A) such Lien shall not attach to any other asset of the Borrower or any Subsidiary other than after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof and (B) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness that are permitted under Section 8.8 as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not attach to any other asset of the Borrower or any Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 8.7(a)(vii), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof, and (C) such Lien shall secure only those obligations (or, in the case of any such obligations constituting Indebtedness, any Refinancing Indebtedness in respect thereof permitted by Section 8.7) that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated);

(v) Liens securing Capital Lease Obligations and Liens on fixed or capital assets acquired, constructed, repaired, replaced, expanded or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure only Indebtedness (including Capital Lease Obligations) permitted by clause (vi) of Section 8.7(a) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not attach to any asset of the Borrower or any Subsidiary other than the assets financed by such Indebtedness, accessions thereto and the proceeds and products thereof; provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 8.10, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) any agreement to sell, transfer, lease, license or otherwise dispose of any property in a transaction permitted under Section 8.10, in each case, solely to the extent such sale, disposition, transfer, lease or license, as the case may be, would have been permitted on the date of the creation of such agreement;

(viii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(ix) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(x) ground leases in respect of real property on which facilities owned or leased by any of the Subsidiaries are located;

(xi) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Subsidiaries in the ordinary course of business;

(xii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xiii) Liens deemed to exist in connection with Investments in repurchase agreements under clause (f) of the definition of the term “Permitted Investments”;

(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvi) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 8.7;

(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(xviii) Liens on the Collateral securing Permitted Secured Indebtedness;

(xix) Other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; and

(xx) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness, if such satisfaction or discharge is permitted hereunder.

(b) Notwithstanding the foregoing, no Liens on any Intellectual Property that is Collateral shall be permitted at any time, other than pursuant to Section 8.8(a)(i), (ii), (iii), (vi), (vii), (xvi) or (xvii).

Section 8.9. Investments, Loans, Advances, Guarantees and Acquisitions. None of the Borrower or any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and the Subsidiaries, taken as a whole, except:

(a) Investments constituting Permitted Investments at the time such Investments are made;

(b) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 8.9, (ii) existing on the Closing Date of the Borrower or any Subsidiary in the Borrower or any other Subsidiary; and (iii) in the case of each of clauses (i) and (ii), any modification, renewal or extension thereof, so long as the aggregate amount of all Investments pursuant to clause (i) or (ii), as applicable, of this Section 8.9(b) is not increased at any time above the amount of such Investments under clause (i) or (ii), as applicable, existing on the Closing Date, except pursuant to the terms of any such Investment under clause (i) existing as of the Closing Date and set forth on Schedule 8.9 or as otherwise permitted by this Section 8.9 and the terms of any Investment are not otherwise modified from the terms that are in effect on the Closing Date in a manner that is materially adverse to the Lenders;

(c) Investments (including pursuant to any merger or consolidation) (i) in any Loan Party, (ii) made by a Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party and (iii) made by a Loan Party in any Subsidiary that is not a Loan Party or to acquire a Subsidiary that will not be a Loan Party; provided that the aggregate amount of Investments made pursuant to this Section 8.9(c)(iii), when combined with the aggregate amount of consideration relating to all Permitted Acquisitions made or directly or indirectly provided by any Loan Party to purchase or acquire any Non-Compliant Subsidiary or Assets and that is allocable to the purchase or acquisition of Non-Compliant Subsidiaries or Assets pursuant to the penultimate sentence of the definition of the term “Permitted Acquisition” (other than amounts applied in reliance on the proviso to such sentence), shall not exceed $15,000,000; provided that no Loan Party shall transfer to any Subsidiary that is not a Loan Party ownership rights (or exclusive licenses) to Intellectual Property that is material to the business or operations of the Borrower and the Subsidiaries, taken as a whole; provided that the foregoing proviso shall not prohibit the transfer by any Loan Party to a Foreign Subsidiary of any non-U.S. ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights material to the operation of their businesses in the United States);

(d) loans or advances made by the Borrower or any Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by clause (iv) of Section 8.7(a) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) a Subsidiary shall not Guarantee any Permitted Secured Indebtedness or Subordinated Indebtedness (other than Subordinated Indebtedness of a Foreign Subsidiary that is not a Loan Party) (or any Refinancing Indebtedness in respect thereof) unless (A) such Subsidiary has Guaranteed the Obligations pursuant to the Loan Documents, (B) such Guarantee of such Permitted Secured Indebtedness or such Subordinated Indebtedness (or of such Refinancing Indebtedness) provides for the release and termination thereof, without action by any Person, upon any release and termination of such Guarantee of the Obligations, and (C) such Guarantee of such Subordinated Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness, (ii) a Subsidiary that has not Guaranteed the Obligations pursuant to the Loan Documents shall not Guarantee any Indebtedness of any Loan Party, (iii) any such Guarantee constituting Indebtedness is permitted by Section 8.7, and (iv) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party pursuant to this clause (e) shall be subject to the limitation set forth in clause (c)(iii) above;

(f) Investments to the extent that the consideration for such Investments is made solely with the Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(g) Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(h) Investments made as a result of the receipt of noncash consideration from a Disposition of any asset in compliance with Section 8.10;

(i) Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(j) Investments in the form of Hedging Agreements permitted under Section 8.12;

(k) payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(l) Investments consisting of extensions of trade credit in the ordinary course of business;

(m) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(n) loans and advances to officers, directors and employees of the Borrower or any Subsidiary for purposes not contemplated by clause (k) above; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $1,000,000;

(o) Permitted Acquisitions, including, if any, Prior Disclosed Acquisitions;

(p) Investments held by any Person (other than in such Person’s subsidiaries) acquired by the Borrower or a Subsidiary after the Closing Date or of any Person merged or consolidated into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 8.20 after the Closing Date, in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; provided that this clause (p) is intended solely to grandfather such investments as are indirectly acquired as a result of an acquisition of such Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder; and

(q) other Investments (as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time each such Investment is made) in an aggregate amount not exceeding $15,000,000; provided that no Loan Party shall transfer to any Subsidiary that is not a Loan Party pursuant to this Section 8.9(q) ownership rights (or exclusive licenses) to Intellectual Property that is material to the business or operations of the Borrower and the Subsidiaries, taken as a whole;

provided that this Section 8.9 shall not prohibit the transfer by the Borrower or any Subsidiary to a Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights material to the operation of their businesses in the United States).

Section 8.10. Asset Sales. None of the Borrower or any Subsidiary will assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof (except to the extent assigned or sold in connection with a Disposition of the assets to which such income, revenues or rights relate and which is otherwise permitted under this Agreement) or sell, transfer, lease or otherwise dispose of, or exclusively license outside the ordinary course of business, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Borrower or a Subsidiary in compliance with Section 8.9, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law) (each, a “Disposition”), except:

(a) Dispositions of the following in the ordinary course of business: (i) obsolete, worn-out, used or surplus assets to the extent such assets are no longer used or useful or necessary for the operation of the Borrower’s and the Subsidiaries’ business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to expire, lapse or be abandoned), (ii) inventory and goods held for sale or other immaterial assets, and (iii) cash and Permitted Investments;

(b) leases, subleases, licenses or sublicenses of any real or personal property in the ordinary course of business;

(c) Dispositions to the Borrower or any Subsidiary; provided that any such Disposition involving a Subsidiary that is not a Loan Party, (i) to the extent such Disposition constitutes an Investment, shall be made in compliance with Section 8.9 and (ii) otherwise, shall be made in compliance with Section 8.17; provided, further, that no Disposition of Intellectual Property material to the business or operations of the Borrower and its Subsidiaries, taken as a whole, owned by a Loan Party may be made to a Subsidiary that is not a Loan Party pursuant to this clause (c); provided that the foregoing proviso shall not prohibit the transfer by the Borrower or any Subsidiary to a Foreign Subsidiary of any non-U.S. ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights material to the operation of their businesses in the United States);

(d) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(e) Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g) Liens permitted by Section 8.8, Dispositions permitted by Section 8.20, Investments permitted by Section 8.9 and Restricted Payments permitted by Section 8.13;

(h) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) Dispositions of assets that are not permitted by any other clause of this Section; provided that (x) the aggregate fair value of all assets sold, transferred, leased or otherwise Disposed of in reliance on this clause shall not exceed (A) 10% of consolidated total assets of the Borrower in any fiscal year (measured as of the last day of the immediately preceding fiscal year for which financial statements have been delivered pursuant to Section 8.5(a) or (b)) or (B) 25% of consolidated total assets of the Borrower during the term of this Agreement (measured as of the last day of the immediately preceding fiscal year for which financial information has been delivered pursuant to Section 8.5(a) or (b)) and (y) all Dispositions made in reliance on this clause, other than Dispositions of assets having a fair value not in excess of $10,000,000 for any individual Disposition or $25,000,000 in the aggregate for all such Dispositions during the term of this Agreement, shall be made for fair value and at least 75% Cash Consideration; and

(j) any Prior Disclosed Dispositions.

Notwithstanding the foregoing, no such Disposition of any Equity Interests in any Subsidiary shall be permitted unless such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries, or such Disposition (x) is a Disposition of a portion of the Equity Interests of a Subsidiary that is not a Loan Party, (y) is a Disposition of a portion of the Equity Interests of a Subsidiary that is a Loan Party and such Subsidiary will continue to be a Loan Party following such Disposition or (z) is a Disposition of a portion of the Equity Interests of a Subsidiary to the extent permitted under Section 8.9.

Section 8.11. Sale/Leaseback Transactions. None of the Borrower or any Subsidiary will enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the

Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that (a) the sale or transfer of the property thereunder is permitted under Section 8.10, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 8.7, and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 8.8.

Section 8.12. Hedging Agreements. None of the Borrower or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 8.13. Restricted Payments; Certain Payments of Indebtedness. (a) None of the Borrower or any Subsidiary will declare or make any Restricted Payment, if (A) immediately prior to and after giving effect to such Restricted Payment, an Event of Default shall have occurred and be continuing or would result therefrom or (B) after giving effect to such Restricted Payment, the Borrower would not be in compliance with the covenant set forth in Section 8.25 on a Pro Forma Basis for the most recent Test Period ended on or prior to the date of such Restricted Payment; provided that (i) the Borrower may declare and make any Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and make any Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests, (iii) the Borrower may redeem in whole or in part any of its Qualified Equity Interests in exchange for another class of Qualified Equity Interests or rights to acquire its Qualified Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Qualified Equity Interests; provided that the terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Qualified Equity Interests are at least as favorable to the Lenders as those contained in the Qualified Equity Interests redeemed thereby, (iv) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower, (v) the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants, (vi) so long as no Default or Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (including through the issuance of promissory notes by the Borrower or any other Loan Party pursuant to Section 8.7(xv)) its Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash and Permitted Investments paid in respect of all such Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (x) $2,000,000 plus (y) all net cash proceeds obtained by the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (z) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year, (vii) the Borrower may declare and make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options and the vesting of restricted stock and may redeem, acquire, retire or repurchase (including through deemed repurchases) its Equity Interests from such Persons; provided that all payments made under this clause (vii) shall not exceed $2,000,000 in any calendar year, and (viii) the Borrower may declare and make any Restricted Payments with respect to net cash proceeds from any Prior Disclosed Disposition.

(b) None of the Borrower or any Subsidiary will make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Junior Financing, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any Junior Financing, other than payments in respect of Junior Financing prohibited by the subordination provisions thereof, if any, or any Junior Lien Intercreditor Agreement;

(ii) refinancings of any Junior Financing to the extent permitted under Section 8.7;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(iv) payments of secured Junior Financing that becomes due as a result of the voluntary sale or transfer of the assets securing such Junior Financing in transactions permitted hereunder;

(v) payments of or in respect of Junior Financing made solely with Equity Interests in the Borrower (other than Disqualified Equity Interests); and

(vi) so long as no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such payment of or in respect of Junior Financing, the Borrower would not be in compliance with the covenant set forth in Sections 8.25 on a Pro Forma Basis for the most recent Test Period ended on or prior to the date of such Restricted Payment, any payment of or in respect of Junior Financing.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 8.13(b) shall prohibit the repayment or prepayment of intercompany subordinated Indebtedness in accordance with the provisions of the Intercompany Note.

Section 8.14. [Reserved].

Section 8.15. Compliance with Laws. (a) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the agreements set forth in Section 8.15(a) above, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Loan Party or any Subsidiary of a Loan Party or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting any Loan Party’s or any of its Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which any Loan Party or any Subsidiary of a Loan Party possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.16. [[Reserved].

Section 8.17. Transactions With Affiliates. None of the Borrower or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as those that would prevail at such time in comparable arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate and transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (c) transactions between or among the Borrower and a Subsidiary or among Subsidiaries and not involving any other Affiliate consisting of (i) transactions with a value of $1,000,000 or less (in the aggregate), (ii) the transfer by any Loan Party to a Foreign Subsidiary of any non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights material to the operation of the businesses in the United States), (iii) the non-exclusive licensing of Intellectual Property to any Foreign Subsidiary or any other Subsidiary that is not a Loan Party; provided that any such license is either on terms and conditions substantially as favorable to the licensor as those that would prevail at such time in comparable arm’s length transactions with unrelated third parties or such licensee compensates the licensor on a reasonable basis in consideration for such license, (iv) the transfer or other Disposition by a Loan Party to any Foreign Subsidiary that is not a Loan Party of any Equity Interests in a Foreign Subsidiary directly owned by such Loan Party in connection with a reorganization of the ownership structure of such Foreign Subsidiary, in each case, to the extent permitted under Section 8.9, and provided that such Equity Interests, after giving effect to such transfer, are owned directly or indirectly through one or more Subsidiaries by a Foreign Subsidiary the Equity Interests of which have been pledged by a Loan Party (subject to the applicable limitations on the pledge of voting Equity Interests of such Foreign Subsidiary), (v) any Investment to the extent permitted by Section 8.9, (vi) intercompany transactions, including the (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within the Borrower’s consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (vi), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries, (vii) ordinary course business transactions (other than transactions of the type described in clause (vi) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not adversely affect the Lenders, and (viii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 8.17 or any amendment thereto to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect, (d) any Restricted Payment permitted under Section 8.13, (e) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests), and receipt by the Borrower of capital contributions, (f) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary entered in the ordinary course of business, (g) loans and advances permitted under clauses (k), (l) and (n) of Section 8.9, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower or any Subsidiary in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower or such Subsidiaries, (i) loans and guarantees among the Borrower and the Subsidiaries to the extent permitted under Sections 8.7 and 8.9, (j) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries, on the one hand, and their respective directors, officers, employees, on the other hand (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors of the Borrower, and (k) payments pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms; provided that such payments by the Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to any Governmental Authority.

Section 8.18. No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.19. Collateral and Guarantee Requirements. The Loan Parties shall timely comply with the Collateral and Guarantee Requirements.

Section 8.20. Fundamental Changes; Business Activities. (a) None of the Borrower or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person, (ii) any Subsidiary or any other Person (other than the Borrower) may be merged or consolidated with or into any one of more Subsidiaries; provided that, in the case of any merger or consolidation involving one or more Subsidiaries that are Loan Parties, (A) a Subsidiary that is a Loan Party shall be the continuing or surviving corporation, (B) if the Subsidiary formed by or surviving any such merger or consolidation is not then a Loan Party, the Borrower shall as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may reasonably agree to), take all steps necessary to cause such Subsidiary to comply with the requirements of Section 8.20, to the extent applicable, and (C) if the Subsidiary formed by or surviving any such merger or consolidation does not thereby become a Loan Party, such merger or consolidation shall be deemed to be an “Investment” and shall be permitted only if it is also permitted under Section 8.9, (iii) any Subsidiary may merge into or consolidate with any Person in a transaction permitted under Section 8.10 (other than clause (g) thereof) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not the Borrower or a wholly owned Subsidiary immediately prior thereto shall not be permitted unless (x) it is also permitted under Section 8.9 and (y) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing.

(b) The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities reasonably related or incidental thereto.

(c) The Borrower will not permit any Person other than the Borrower, or one or more of its Subsidiaries that is not a CFC, to own any Equity Interests in any Domestic Subsidiary (other than as a result of an acquisition permitted under Section 8.9 of a CFC that owns Equity Interests in a Domestic Subsidiary and such ownership structure is not established in contemplation of such acquisition).

Section 8.21. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4.

Section 8.22. Restrictive Agreements. None of the Borrower or any Subsidiary will enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any wholly-owned Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations, (b) the ability of the Borrower or any wholly-owned Domestic Subsidiary to Guarantee any Obligations or (c) the ability of any Subsidiary that is not a Loan Party to pay dividends or make other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date and identified on Schedule 8.22, (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (D) restrictions and conditions imposed on any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions apply only to such Subsidiary, and (E) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Borrower or any Subsidiary, (ii) clauses (a) and (b) of the foregoing shall not apply to restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures, (iii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (vi) or (vii) of Section 8.7(a) if such restrictions or conditions apply only to the assets securing such Indebtedness, (B) restrictions on conditions on pledges or deposits constituting Permitted Encumbrances if such restrictions on conditions apply only to such pledges or deposits, (C) customary provisions in leases, licenses and other agreements restricting the assignment thereof, and (D) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or sale agreement to which the Borrower or any Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Borrower or the Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property and (iv) clauses (b) and (c) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vii) of Section 8.7(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, (C) restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 8.7(a), provided that such restrictions and conditions apply only to such Subsidiaries. Nothing in this paragraph shall be deemed to modify the requirements set forth in the Collateral and Guarantee Requirements or the obligations of the Loan Parties under Section 8.19, 8.23 or 12.4 or under the Collateral Documents.

Section 8.23. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. With respect to any change referred to in the preceding sentence, the Borrower shall, within 30 days of such change, make all filings under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The provisions of this Section 8.23 shall apply only on and after the Closing Date.

Section 8.24. Amendment of Material Documents. None of the Borrower or any Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing any Junior Financing or (b) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

Section 8.25. Total Leverage Ratio. As of the last day of each Test Period, the Borrower shall not permit the Total Leverage Ratio to be greater than 1.5 to 1.0.

Section 8.26. Further Assurance. On and after the Closing Date, subject to any applicable limitations set forth in the Collateral Documents and in the definition of the term “Collateral and Guarantee Requirement”, the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Borrower and the other Loan Parties. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents. Subject to any applicable limitations set forth in the Collateral Documents and in the definition of the term “Collateral and Guarantee Requirement”, if any assets (including any owned real estate or improvements thereto (but not any leased real property) or any interest therein) with a fair market value (determined in good faith by the Borrower at the time of acquisition of such assets) in excess of $1,000,000 (individually) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Excluded Property and other assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent (who shall notify the Lenders) thereof and will promptly cause such assets to be subjected to a Lien securing the applicable Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Collateral Documents, including actions described in the definition of the term “Collateral and Guarantee Requirement”, all at the expense of the Borrower and the other Loan Parties.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1(a) (with respect to the Borrower only), 8.5(j), 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.17, 8.18, 8.22, 8.24 or 8.25 of this Agreement;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) (A) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair market value in excess of $1,000,000, with the priority required by the applicable Collateral Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents or other release or termination of such Lien in accordance with the Loan Documents, (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Security Agreement or to file or record any document (including any statement) delivered to it for filing or recording or (iii) the willful misconduct of the Administrative Agent, and except for Collateral consisting of real property to the extent such losses are covered by the applicable title insurance policy; or (B) the Guarantee by any Guarantor under any Loan Document shall cease to be, or shall be asserted by any Guarantor not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Guarantor providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with the terms;

(f) (A) the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the period of grace, if any, provided in the agreement or instrument under which such Material Indebtedness was created; or (B) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (f) shall not apply to (1) Material Indebtedness outstanding under any Hedging Agreement that becomes due pursuant to the occurrence of a termination event or equivalent event under the terms of such Hedging Agreement, in each case, other than as a result of the occurrence of a default or event of default under, or breach of the terms of, such Hedging Agreement, (2) any secured Indebtedness that becomes due as a result of the voluntary Disposition of, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any of the assets securing such Indebtedness, (3) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 8.7 or (4) any Indebtedness required to be prepaid, repurchased or redeemed in connection with any asset sale, casualty or condemnation event, change of control, receipt of excess cash flow or any similar event;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, in each case for the payment of money, shall be entered or filed against any Loan Party or any Subsidiary of a Loan Party, or against any of their respective Property, in an aggregate amount for all such Persons in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party or any Subsidiary of a Loan Party to enforce any such judgment;

(h) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) any Change of Control shall occur;

(j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or a Subsidiary or for a substantial part of its assets, and, in any such case referenced to in clause (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(k) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (iv) of Section 8.20(a)), reorganization or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (k) or clause (j) of this Section.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 103% of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 103% of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under any of Sections 2.2(b), 2.6(b), Section 2.12, 2.13, 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Secured Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. Subject to the terms of Sections 2.12 and 2.13, if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.6(b), at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default exists. After all Letters of Credit have expired or been cancelled and the expiration or termination of all Commitments, at the request of the Borrower, the Administrative Agent shall release any remaining amounts held in the Collateral Account following payment in full in cash of all Secured Obligations.

Section 9.5. Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.6(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Administrative Agent or any of the Lenders after termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, verifying, protecting, preserving or enforcing the Liens on the Collateral in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Loan Parties have agreed to pay the Administrative Agent under Section 13.4 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding an amount of cash equal to 103% of the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Secured Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Cash Management Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 9.6. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (j) or (k) of Section 9.1, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a value in excess of 5% of the consolidated total assets of the Borrower and the Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of the Borrower and the Subsidiaries (it being agreed that all Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 10.	THE ADMINISTRATIVE AGENT.

Section 10.1. Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3. Action by Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative

Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.2, 9.4, 9.5 and 13.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, or the L/C Issuer.

(c) Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or L/C Issuer or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Any successor Administrative Agent shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. If on the Resignation Effective Date no successor has been appointed and accepted such appointment, the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 13.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Upon a Lender’s written request, the Administrative Agent agrees to forward to such Lender, when complete, copies of any field audit, examination, or appraisal report prepared by or for the Administrative Agent with respect to the Borrower or any Loan Party or the Collateral (herein, “Reports”). Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and the other Loan Parties and will rely significantly upon the books and records of Borrower and the other Loan Parties, as well as on representations of personnel of Borrower and the other Loan

Parties, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 10, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer. Any resignation by the Person then acting as Administrative Agent pursuant to Section 10.6 shall also constitute its resignation or the resignation of its Affiliate as L/C Issuer except as it may otherwise agree. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.2. Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer), and (ii) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 10.9. Hedging Liability and Cash Management Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.2, as the case may be, any Affiliate of such Lender with whom the Borrower or any other Loan Party has entered into an agreement creating Hedging Liability or Cash Management Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 9.5. In connection with any such distribution of payments and collections, or any request for the release of the Guaranty Agreements and the

Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Cash Management Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranty Agreements and Liens.

Section 10.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.11. Authorization to Enter into, and Enforcement of, the Collateral Documents; Possession of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents and Intercreditor Agreement on behalf of each of the Lenders, the L/C Issuer, and their Affiliates and to take such action and exercise such powers under the Collateral Documents and the Intercreditor Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents or Intercreditor Agreement unless such amendment is agreed to in writing by the Required Lenders. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and Intercreditor Agreement upon the execution and delivery thereof by the Administrative Agent. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the L/C Issuer or their Affiliates for any failure to monitor or maintain any portion of the Collateral. The Lenders and L/C Issuer hereby irrevocably authorize (and each of their Affiliates holding any Cash Management Obligations and Hedging Liability entitled to the benefits of the Collateral shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Lender, L/C Issuer, or their

Affiliates, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders or L/C Issuer or their Affiliates shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates. Each Lender and L/C Issuer is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender or L/C Issuer (other than the Administrative Agent) obtain possession of any Collateral, such Lender or L/C Issuer shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 10.12. [Reserved].

Section 10.13. Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents including, but not limited to, Sections 3.1, 4.4, 4.5, and 13.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 13.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

SECTION 11.	THE GUARANTEES.

Section 11.1. The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) and the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally, as a primary obligor and not merely as a surety, to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Cash Management Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, its Guarantee of Hedging Liability of any Loan Party shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Obligations or operated as a discharge thereof) and not merely of collection.

Section 11.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Cash Management Obligations or any other action permitted or authorized hereunder;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Cash Management Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Cash Management Obligations; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Cash Management Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Cash Management

Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Secured Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5. Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations. During the existence of any Event of Default, subject to Section 11.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 11.7. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 11.8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Cash Management Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Cash Management Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 11.9. Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 11.10. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 12.	RESERVED.

SECTION 13.	MISCELLANEOUS.

Section 13.1. Notices. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any other Loan Party, to it at 550 West Adams Street, Suite 900, Chicago, IL 60661, Attention of Richard Monto (Facsimile No. (312) 346-2601; Telephone No. (312) 384-8090);

(ii) if to the Administrative Agent, to Bank of Montreal at 115 South LaSalle Street, Attention of Greg Tomczyk (Facsimile No. (312) 293-4327; Telephone No. (312) 461-7554;

(iii) if to the L/C Issuer, to it at Bank of Montreal, Attention of Greg Tomczyk (Facsimile No. (312) 293-4327; Telephone No. (312) 461-7554), and if to any other L/C Issuer, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an L/C Issuer hereunder; and

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 2.2, 2.3 and 2.6 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform except to the extent that such damages, losses or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent or any of its Related Parties. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 13.2. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender with the same or better credit rating;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.4 and 13.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with regards to its own Loans and Commitments only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4, and 4.5 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.11 and 4.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.6 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.7 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.3. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or the L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.3 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the default rate provided in Section 2.8 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;

(ii) no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.3, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 3.1 or 9.5, release all or substantially all of the value of the Guarantors or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender affected thereby, extend the Revolving Credit Termination Date, or extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date; and

(v) no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.4. Costs and Expenses; Indemnification. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one firm (and, if necessary, one firm of local counsel in each appropriate jurisdiction) counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, such fees and expenses incurred in connection with (x) the creation, perfection or protection of the Liens under the Loan Documents (including all title insurance fees and all search, filing and recording fees) and (y) environmental assessments, insurance reviews, collateral audits and valuations, and field exams as provided herein, (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of one firm of counsel for the Administrative Agent, and one firm of counsel for the Lenders and Issuing Banks), any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder).

(b) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer (each such Person, an “Indemnified Institution”) , and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnified Institution affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Institution)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof), any L/C Issuer, and their Related Parties, the administration and enforcement of this Agreement and the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent, the L/C Issuer or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent, the L/C Issuer or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Lenders party to the Revolving Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each such Lender’s share of the Revolving Credit Exposure at such time); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 13.15.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (including any claim by or against any Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 13.5. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.6. Right of Setoff. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.7. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 13.8. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.9. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 4.1, 4.4, 4.5, and 13.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.10. Counterparts; Integration; Effectiveness.. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless the Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.11. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.12. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.13. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.14. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.15. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent, the L/C Issuer, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the L/C Issuer, or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the L/C Issuer, and the Lenders are arm’s-length commercial transactions between such Loan Parties, on the one hand, and the Administrative Agent, the L/C Issuer, and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the L/C Issuer, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the L/C Issuer, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.17. Authorization to Release, Limit or Subordinate Liens or to Release Guaranties. The Administrative Agent is hereby irrevocably authorized by each of the Lenders, the L/C Issuer, and their Affiliates to, and shall (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 or which has otherwise been consented to in accordance with Section 13.3), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(a)(v) and 8.8(a)(iv), (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized to the satisfaction of the Administrative Agent and relevant L/C Issuer) and, if then due, Hedging Liability and Cash Management Obligations, and (e) release any Subsidiary from its obligations as a Guarantor if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or otherwise becomes an Excluded Subsidiary.

Section 13.18. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Requirements of Law, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, the L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.17(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 13.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 13.19. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 13.20. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.

Section 13.21. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent such disclosure is reasonably necessary in connection with such action or proceeding, (provided that the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter); (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

NEUTRAL TANDEM, INC.

/s/ David Zwick
Name: David Zwick
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

“GUARANTORS”

NEUTRAL TANDEM-GVT, LLC

JJRR, LLC

LONG DISTANCE SAVINGS SOLUTIONS, LLC

NT NETWORK SERVICES, LLC

NEUTRAL TANDEM-ALABAMA, LLC

NEUTRAL TANDEM-ARIZONA, LLC

NEUTRAL TANDEM-ARKANSAS, LLC

NEUTRAL TANDEM-CALIFORNIA, LLC

NEUTRAL TANDEM-COLORADO, LLC

NEUTRAL TANDEM-DELAWARE, LLC

NEUTRAL TANDEM-FLORIDA, LLC

NEUTRAL TANDEM-GEORGIA, LLC

NEUTRAL TANDEM-HAWAII, LLC

NEUTRAL TANDEM-IDAHO, LLC

NEUTRAL TANDEM-ILLINOIS, LLC

NEUTRAL TANDEM-INDIANA, LLC

NEUTRAL TANDEM-IOWA, LLC

NEUTRAL TANDEM-KANSAS, LLC

NEUTRAL TANDEM-KENTUCKY, LLC

NEUTRAL TANDEM-LOUISIANA, LLC

NEUTRAL TANDEM-MAINE, LLC

NEUTRAL TANDEM-MARYLAND, LLC

NEUTRAL TANDEM-MASSACHUSETTS, LLC

NEUTRAL TANDEM-MICHIGAN, LLC

NEUTRAL TANDEM-MINNESOTA, LLC

NEUTRAL TANDEM-MISSISSIPPI, LLC

NEUTRAL TANDEM-MISSOURI, LLC

NEUTRAL TANDEM-MONTANA, LLC

NEUTRAL TANDEM-NEBRASKA, LLC

NEUTRAL TANDEM-NEVADA, LLC

NEUTRAL TANDEM-NEW HAMPSHIRE, LLC

NEUTRAL TANDEM-NEW JERSEY, LLC

NEUTRAL TANDEM-NEW MEXICO, LLC

NEUTRAL TANDEM-NEW YORK, LLC

NEUTRAL TANDEM-NORTH CAROLINA, LLC

NEUTRAL TANDEM-NORTH DAKOTA, LLC

NEUTRAL TANDEM-OKLAHOMA, LLC

NEUTRAL TANDEM-OREGON, LLC

NEUTRAL TANDEM-PENNSYLVANIA, LLC

NEUTRAL TANDEM-RHODE ISLAND, LLC

NEUTRAL TANDEM-SOUTH CAROLINA, LLC

NEUTRAL TANDEM-SOUTH DAKOTA, LLC

NEUTRAL TANDEM-TENNESSEE, LLC

NEUTRAL TANDEM-TEXAS, LLC

NEUTRAL TANDEM-UTAH, LLC

NEUTRAL TANDEM-VERMONT, LLC

NEUTRAL TANDEM-VIRGINIA, LLC

NEUTRAL TANDEM-WASHINGTON, LLC

NEUTRAL TANDEM-WEST VIRGINIA, LLC

NEUTRAL TANDEM-WYOMING, LLC

NEUTRAL TANDEM-PUERTO RICO, LLC

NEUTRAL TANDEM-WASHINGTON, D.C., LLC

/s/ David Zwick
Name: David Zwick
Title: Chief Financial Officer

“ADMINISTRATIVE AGENT AND L/C ISSUER”

BANK OF MONTREAL, as L/C Issuer and as Administrative Agent

/s/ Gregory F. Tomczyk
Name: Gregory F. Tomczyk
Title: Director

“LENDERS”
BANK OF MONTREAL

/s/ Gregory F. Tomczyk
Name: Gregory F. Tomczyk
Title: Director